Exhibit 99.1

CONTACT: Caroline Loewy Chief Financial Officer
Corcept Therapeutics 650-688-8783 cloewy@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES EXERCISE OF EXISTING WARRANTS

AND PRIVATE PLACEMENT OF WARRANTS

MENLO PARK, — (April 22, 2010) - Corcept Therapeutics Incorporated (“Corcept”) (NASDAQ: CORT), a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders, today announced that certain existing investors exercised the warrants they purchased in Corcept’s private placement of securities that closed on October 16, 2009. The exercise price of these warrants was $1.66 per share, resulting in gross proceeds to Corcept of approximately $7.1 million. Conditioned on the investors’ agreement to exercise their existing warrants, on April 21, 2010, Corcept entered into a definitive agreement with such investors to raise approximately $0.5 million in additional gross proceeds in a private placement through the sale of warrants to purchase an aggregate of approximately 4.3 million shares of the Company’s common stock.

The warrants were sold at $0.125 per share of common stock underlying these warrants. The warrants will have a three year term and a per share exercise price of $2.96, which was the consolidated closing bid price of Corcept’s common stock on the Nasdaq Capital Market on April 21, 2010. The closing of the warrant exercise and the offering occurred on April 21, 2010.

Corcept intends to use the net proceeds from the warrant exercise and the offering to fund its ongoing operations, including the completion of its Phase 3 trial of CORLUX® for Cushing’s Syndrome, the submission of its Cushing’s Syndrome NDA and its Phase 1 study of its lead selective cortisol receptor (GR-II) antagonist, CORT 108297, as well to fund working capital and for general corporate purposes.

The warrants sold in the private placement and the shares issuable upon the exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The warrants were offered and sold only to accredited investors. Corcept has agreed to file a registration statement with the SEC covering the resale of the shares issuable upon the exercise of the warrants.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Corcept common stock under the resale registration statement will be made only by means of a prospectus.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two ongoing Phase 3 programs: CORLUX for the treatment of Cushing’s Syndrome, and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 1 program for CORT 108297. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for our selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept’s clinical development and research programs, the timing of the introduction of CORLUX and future product candidates, including CORT 108297, estimates of the timing of enrollment or completion of Corcept’s clinical trials, estimates regarding Corcept’s spending plans, including the intended use of the proceeds from the financing, and the timing of the closing of the financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; there can be no assurance with respect to the consummation of financing activities; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from its website (www.corcept.com) or from the SEC’s website (www.sec.gov). The Company disclaims any intention or duty to update any forward-looking statement made in this news release.